Exhibit 10.19

Non-Employee Director Compensation

We currently pay our non-employee directors an annual retainer of $40,000. Our lead director and each Chairperson of a Committee of the Board of Directors also receives an annual retainer. The compensation per meeting and annual chairperson retainer amounts as of January 1, 2014 are as follows:

	Board of Directors	Special Committee	Audit Committee	Compensation Committee	Nominating Committee
Meeting daily compensation - attendance in person	$1,000	$500	$500	$500	$500
Meeting daily compensation - telephonic	$500	$500	$500	$500	$500
Annual Retainer - Chairperson	$25,000	not applicable	$18,500	$7,500	$5,000

As of January 1, 2014, the equity component of the director's compensation is valued at $150,000. Half of the annual equity package consists of restricted stock units and the other half consists of stock options. The options become exercisable one year after the grant date and expire ten years after the grant date. The restricted stock units vest one year from the grant date.